EXHIBIT 10.7

SUPPLEMENTAL LETTER

To:	TI Africa Limited
TI Asia Limited
as Obligors
c/o Euronav NV
De Gerlachekaai 20
B-2000 Antwerp 1
Belgium
Fax No: +32 32 47 4409
Attn: Finance Director

-and-

c/o Overseas Shipholding Group, Inc.
666 Third Avenue
New York, New York 10017
Fax No: +1 212 578 1670
Attn: Vice President Corporate Finance

And:	Euronav NV as Guarantor
De Gerlachekaai 20
B-2000 Antwerp 1
Belgium
Fax No: +32 32 47 4419
Attn: Chief Financial Officer

And:	Overseas Shipholding Group, Inc.
as Guarantor
666 Third Avenue
New York, New York 10017
Fax No: +1 212 578 1670
Attn: Vice President Corporate Finance

23 September 2010

Dear Sirs

We refer to the guarantee facility agreement dated 24 July 2009 (the “Guarantee Facility Agreement”) entered into between (i) TI Africa Limited and TI Asia Limited as Obligors, (ii) the banks and financial institutions listed in schedule 1 therein as Banks, (iii) Nordea Bank Finland Plc as Issuing Bank, (iv) Nordea Bank Norge ASA as Agent and (v) ING Bank N.V. as Security Trustee relating to a guarantee facility of up to US$50,000,000. Words and expressions defined in the Guarantee Facility Agreement have the same meaning when used in this letter.

We refer to our recent discussions and the request (the “Request”) by the Obligors to the Issuing Bank to provide a guarantee in the amount of US$6,500,000 in favour of Maersk

Oil Qatar AS (“Maersk”) pursuant to the service contract for “FSO AFRICA” dated 18 August 2010 (the “New FSO Africa Service Contract”) entered into between TI Africa Limited and Maersk. It is our understanding that if the Request is granted by the Issuing Bank the amount of the guarantee facility to be made available to the Obligors pursuant to the Guarantee Facility Agreement shall be reduced from US$50,000,000 to US$31,500,000.

We, as Agent for the Creditor Parties, confirm that the Creditor Parties have agreed to the Request and the Issuing Bank shall provide a guarantee to Maersk in an amount of US$6,500,000 as required by the New FSO Africa Service Contract. The agreement of the Creditor Parties is subject to the Agent having received all of the following documents or evidence in form and substance satisfactory to it and its legal advisors:

1.	A duly executed original of this letter signed by the Obligors and the Guarantors;

2.	A certified copy of the resolutions of the directors and duly executed original power of attorney of each Obligor and each Guarantor or other evidence from the Obligors and the Guarantors to confirm the signing authority for this letter;

3.	A certified copy of the incorporation and constitutional documents of the Obligors and the Guarantors or confirmation that such documents have not been amended since the date these were provided to the Agent pursuant to paragraph 2 of Part A to Schedule 3 of the Guarantee Facility Agreement;

4.	A certified copy of the New FSO Africa Service Contract and of all documents signed by or issued by the parties thereto in connection with it together with such documentary evidence as the Agent may require in relation to the due authorisation and execution of the New FSO Africa Service Contract by TI Africa Limited and Maersk;

5.	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of Hong Kong, Belgium and Delaware covering the execution of this letter by the Obligors and the Guarantors; and

6.	A supplement to the Co-ordination Deed to be signed by the Agent and acknowledged by ING Bank N.V. as agent and security trustee under the Loan Agreement.

We further confirm that the Guarantee Facility Agreement and other Finance Documents shall be amended with effect from the date that the guarantee required by the New FSO Africa Service Contract in the amount of US$6,500,000 is issued to Maersk as follows:

1.	All references to the amount of the guarantee facility made available under the Guarantee Facility Agreement shall be construed as references to (a) US$31,500,000 instead of US$50,000,000 and (b) US$25,000,000 in the case of “FSO ASIA” and US$6,500,00 in the case of “FSO AFRICA”;

2.	All references to the Guarantees shall be construed as:

(a)	in the case of “FSO ASIA”, the operating period guarantee dated 20 August 2010 (with guarantee number 401-02-0248835-X) in the amount of US$25,000,000 issued by the Issuing Bank in favour of Maersk pursuant to the service contract dated 31 March 2008 for “FSO ASIA” entered into between TI Asia Limited and Maersk; and

(b)	in the case of “FSO AFRICA”, the guarantee to be issued by the Issuing Bank in favour of Maersk in the amount of US$6,500,000 pursuant to the New FSO Africa Service Contract, the form of which guarantee is attached as Schedule 1 to this letter;

3.	All references to the Post Conversion Service Contract for “FSO AFRICA” shall be construed as references to the New FSO Africa Service Contract; and

4.	All references to the Co-ordination Deed shall be construed so as to include the supplement to the Co-ordination Deed to which this letter refers.

Save as amended by this letter and any other consequential changes as may be required in order to give effect to the changes agreed in this letter, the Guarantee Facility Agreement and other Finance Documents remain and shall remain in full force and effect. We further confirm that the Guarantee Facility Agreement and other Finance Documents shall be amended by construing all references in the Guarantee Facility Agreement to “this Agreement” and references in the other Finance Documents to “the Guarantee Facility Agreement” as references to the Guarantee Facility Agreement as amended and supplemented by this letter.

The Obligors undertake that TI Africa Limited shall execute an assignment of the New FSO Africa Service Contract in favour of the Security Trustee to secure the obligations of the Obligors under the Guarantee Facility Agreement as amended by this letter. The Obligors undertake to execute this assignment not later than 29 October 2010 or such later date as the Banks shall agree to.

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law. The provisions of clauses 28.2 to 28.6 (inclusive) of the Guarantee Facility Agreement shall apply to this letter as if set out in full herein with references to “this Agreement” construed as references to this letter and references to the Obligors construed to include the Guarantors.

Please confirm your agreement to this letter by signing below.

Yours faithfully

for and on behalf of
NORDEA BANK NORGE ASA as Agent for the Creditor Parties

We, the undersigned, each acknowledge receipt of the above letter and confirm our agreement to the terms hereof and confirm that the Finance Documents to which we are a party, including the Corporate Guarantees in the case of the Guarantors, remain in full force and effect and shall continue to stand as security for the obligations of the Obligors under the Guarantee Facility Agreement as amended by this letter.

Director, Egied Verbeeck	//	Peter N. Popov
for and on behalf of
TI AFRICA LIMITED

Date: 23 September 2010

Director Egied Verbeeck	//	Peter N. Popov
for and on behalf of
TI ASIA LIMITED

Date: 23 September 2010

~~Director~~ Hugo De Stoop	//	Egied Verbeeck
for and on behalf of
EURONAV NV Members of the Executive Committee

Date: September 2010

Gary Walsh Attorney-in-Fact

Director for and on behalf of
OVERSEAS SHIPHOLDING GROUP, INC.

Date: 23 September 2010

SCHEDULE 1

Form of Guarantee for “FSO AFRICA”

Operating Period Guarantee

To:	Maersk Oil Qatar AS
P.O. Box 22050
Doha
QATAR

Date [             , 2010]

We refer to the vessel contract for FSO AFRICA (the “Contract”) between Maersk Oil Qatar AS (the “Company”) and TI Africa Limited (the “Contractor”) for certain services to be provided by the Contractor to the Company at the Al Shaheen Field. All terms defined in the Contract have the same meaning when used in this guarantee.

1.	We [the Bank] (the “Guarantor”) do hereby unconditionally and irrevocably guarantee, as primary obligor, the payment on demand to the Company of an amount not to exceed United States Dollars (US$ ) (“Guaranteed Amount”) due by the Contractor to the Company under the Contract.

1.1	Any demand under this guarantee must be accompanied by a statement signed by the Company that the Contractor has failed to meet its obligations under the Contract. Such statement shall be accepted by us as conclusive evidence of the Contractor’s failure aforesaid and that the amount specified in the demand is due to the Company under this guarantee.

1.2	The Company may make more than one demand hereunder, provided that our aggregate liability shall not exceed the Guaranteed Amount.

1.	This Guarantee is an unconditional, irrevocable and on demand guarantee and our liability to pay under this Guarantee shall arise immediately upon our receipt of a written demand from the Company whether or not: (a) there is any dispute between the Contractor and the Company over any matter whatsoever; and (b) any such dispute has been settled, resolved, litigated and/or adjudicated otherwise howsoever.

2.	A written demand made by the Company shall, as between the Company and ourselves, be conclusive evidence of the amount due and owing to the Company from the Contractor and without prejudice to the provisions of this Guarantee, we shall effect payment to the Company immediately after our receipt of such demand.

3.	This Guarantee shall not be discharged or prejudiced by any time or concession given by the Company to the Contractor or any third party or by anything which the Company may do or omit to do or by any other dealing or thing which, but for this provision, might operate to discharge us from liability.

4.	This Guarantee shall be effective from the delivery of FSO AFRICA to the Company pursuant to the Contract and shall remain valid and binding and in force until ninety (90) days after the expiry of the Contract Period (the “Expiry Date”). All claims if any under this Guarantee must be made in writing and received by us at any time within three (3) months after the Expiry Date.

5.	This Guarantee shall be governed by and construed in accordance with English law and we irrevocably submit to the jurisdiction of the English Courts in all matters arising out of this Guarantee.

Executed as a deed and delivered on the date appearing at the beginning of this Deed.

Executed as a deed by [Bank]	)
and signed by	)
[authorised signatory(ies)]	)
being [a] person[s] who	)
in accordance with the law of [territory	)
or incorporation] are acting under the	)
authority of the company	)